May 6, 2005

The Board of Directors
McMoRan Exploration Co.

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the McMoRan Exploration Co. 2005 Stock Incentive Plan for the registration of 3,500,000 shares of McMoRan Exploration Co. common stock and 3,500,000 preferred stock purchase rights of our report dated May 2, 2005 relating to the unaudited condensed interim financial statements of McMoRan Exploration Co. that is included in its Form 10-Q for the quarter ended March 31, 2005.

Very truly yours,

/s/ Ernst & Young LLP